SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated September 1, 2018 between
ETF SERIES SOLUTIONS
and
Distillate Capital Partners LLC

Fund	Rate
Distillate U.S. Fundamental Stability & Value ETF	0.39%
Distillate International Fundamental Stability & Value ETF	0.55%
Distillate Small Cap Quality & Value ETF	0.55%

IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of July 22, 2022.
ETF SERIES SOLUTIONS, on behalf of each Fund listed on this Schedule A

    By: /s/ Isabella K. Zoller
     Name:     Isabella K. Zoller
     Title:     Secretary

    Distillate Capital Partners LLC

    By: /s/ Thomas M. Cole
     Name:     Thomas M. Cole
     Title:     Chief Executive Officer